Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces First Quarter 2018 Results

•	Revenue increased 12.5% sequentially to $553.0 million, marking the fifth consecutive quarter of double digit growth

•	Adjusted EBITDA(1) increased 28.7% sequentially to $73.7 million based on net income of $20.6 million

•	Revenue for Completion and Well Construction and Intervention Services segments and Adjusted EBITDA for all segments increased both quarter-over-quarter and year-over-year

HOUSTON, TEXAS, May 3, 2018 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced financial and operating results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights

First quarter 2018 revenues were $553.0 million, an increase of 12.5% over the fourth quarter of 2017, generating Adjusted EBITDA(1) of $73.7 million, an increase of 28.7% compared to the fourth quarter of 2017. The continued improvement in our financial results was driven by strong performance in all core businesses. First quarter sequential revenue growth over the prior quarter was 7.2% after adjusting for the impact of a full quarter of revenue from the O-Tex cementing business acquired in November 2017.

Net income in the first quarter of 2018 of $20.6 million, or $0.31 per diluted share, was below net income of $57.0 million in the fourth quarter of 2017, primarily due to a non-routine tax benefit related to the O-Tex acquisition and a one-time net gain on the sale of our Canadian rig services business, both completed in the prior quarter. Adjusted Net Income(1) of $27.5 million, or $0.41 per diluted share, was 39.4% higher than Adjusted Net Income of $19.7 million in the prior quarter and reflects, among other items, the elimination of the tax benefit and gain on sale. We reported a net loss of $(32.3) million, or $(0.58) per diluted share, for the first quarter of 2017. During the first quarter of 2018, Adjusted EBITDA totaled $73.7 million compared to Adjusted EBITDA of $57.3 million in the fourth quarter of 2017 and Adjusted EBITDA of $4.6 million in the first quarter of 2017. Please refer to footnote one for further information on non-GAAP financial measures.

“Our results, delivering double-digit revenue and profitability growth in each of the last five quarters, are due to effective execution by our people. We continued the successful integration of O-Tex, delivering as expected on revenue and margins. Our strategy of aligning asset deployment to customer activity and executing effectively is delivering positive results,” commented C&J’s President and Chief Executive Officer, Don Gawick.

“Activity outlook is positive and falls right in line with our strategy, positioning us for growth in revenue and profitability. Our customers are indicating continued demand for our services, and market factors also support the positive outlook, as rig count and well permits continue to increase in the markets we serve. Fracturing services are currently undersupplied, and we believe a significant percentage of the horsepower additions announced by our competitors are required to replace old and

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non-performing pumping assets. In addition, the tight labor market continues to limit the growth of capacity, which pushes more work to the existing deployed equipment.

“We entered the second quarter in a strong position, and customer demand remains robust. We will deploy three additional refurbished fracturing fleets from May through July as cash flow generation and return on capital support the deployment. In addition, we anticipate growth in our other core business lines will continue. During the first quarter, we decided to exit our directional drilling business and artificial lift business to focus capital on our core service lines. We continuously monitor market conditions and actively engage with our customers. We remain committed to disciplined capital deployment with targeted paybacks of less than eighteen months, and we are retaining the ability to adjust and redeploy capital as appropriate. We are excited about the prospects for C&J and expect 2018 will be an outstanding year for our company.”

Business Segment Results

During the first quarter of 2018, we revised our reporting segment structure and established our new Well Construction and Intervention Services segment, which includes results from our cementing, coiled tubing and directional drilling businesses. During the first quarter, we shut down our directional drilling business, and we are in the process of selling our inventory and technology. Our Completion Services segment now consists of our fracturing and wireline and pumping businesses, as well as our R&T division.

Completion Services

In our Completion Services segment, our first quarter 2018 revenue increased 9.0% to $374.1 million from $343.2 million in the fourth quarter of 2017. First quarter 2018 revenue increased 95.1% compared to revenue of $191.8 million generated in the first quarter of 2017. For the first quarter of 2018, we reported Adjusted EBITDA of $80.9 million on net income of $57.9 million. This compared to Adjusted EBITDA of $72.6 million on net income of $50.5 million for the fourth quarter of 2017, and Adjusted EBITDA of $21.7 million on net income of $10.3 million for the first quarter of 2017.

During the first quarter of 2018, all of our core Completion Services businesses continued to grow as we capitalized on improving customer activity levels, increased utilization on an expanding asset base and captured higher pricing. Our alignment with customers with significant well inventories helped us navigate the seasonality with minimal impact on our results. Although we experienced logistical challenges, we overcame them with minimal disruptions to our fracturing business due to our strategy of partnering with quality sand suppliers and then supplementing that committed capacity with spot purchasing. Building on that strategy, we do not currently expect significant issues in managing logistics or sand supply in the coming quarters. Our fracturing business benefited from a full quarter of utilization of our fourteenth frac fleet delivered in late 2017, and we also took delivery of a new-build horizontal frac fleet consisting of new Tier II pumps with refurbished ancillary equipment at the end of the quarter. Accordingly, we exited the first quarter well positioned with approximately 655,000 hydraulic horsepower deployed in our fracturing business consisting of fifteen horizontal and two vertical frac fleets. In our cased-hole wireline and pumping business, despite pockets of customer-related downtime associated with sand delivery delays, we experienced another quarter of strong customer demand and higher pricing that generated both revenue and Adjusted EBITDA growth. We are extremely pleased with the margins generated by our cased-hole wireline and pumping business, with profitability that exceeded our fracturing business.

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Well Construction and Intervention Services

In our Well Construction and Intervention Services segment, which includes our coiled tubing, cementing and now discontinued directional drilling businesses, our first quarter 2018 revenue increased 55.3% to $87.4 million from $56.3 million in the fourth quarter of 2017. First quarter 2018 revenue increased 234.7% from revenue of $26.1 million generated in the first quarter of 2017. For the first quarter of 2018, we reported Adjusted EBITDA of $16.0 million on net income of $5.5 million. This compared to Adjusted EBITDA of $9.8 million on net income of $29.8 million for the fourth quarter of 2017, and Adjusted EBITDA of $1.0 million on a net loss of $(0.5) million for the first quarter of 2017.

In our Well Construction and Intervention Services segment, our first quarter results benefited from a full quarter contribution from O-Tex with the integration progressing to plan. In our coiled tubing business, demand for large diameter coil has remained strong, and we experienced increases in both utilization and pricing. Average revenue per deployed coiled tubing unit improved by 11.0% in the first quarter, primarily due to increased activity levels. Our large diameter units now account for over 80.0% of the revenue and profitability generated in our coiled tubing business. In our cementing business, despite some early delays, customer activity levels increased throughout the first quarter in the majority of our operating basins. In West Texas, both utilization and pricing of our deployed units increased as we were awarded additional work from both new and existing customers.

Well Support Services

In our Well Support Services segment, which includes rig services, fluids management services, and special services, including artificial lift applications that we are in the process of exiting, and other specialty well site services, first quarter 2018 revenue decreased 0.9% to $91.4 million from $92.3 million in the fourth quarter of 2017. First quarter 2018 revenue decreased 5.0% from revenue of $96.3 million generated in the first quarter of 2017. For the first quarter of 2018, we reported Adjusted EBITDA of $5.1 million on a net loss of $(8.7) million. This compared to Adjusted EBITDA of $2.7 million on a net income of $2.9 million for the fourth quarter of 2017, and Adjusted EBITDA of $3.8 million on a net loss of $(6.5) million for first quarter of 2017.

During the first quarter of 2018, Well Support Services segment revenue decreased slightly compared to the prior quarter, primarily due to the loss of revenue from our Canadian rig services business that was divested in the fourth quarter of 2017, and to a lesser extent, our exit from the condensate hauling business in South Texas. The decisions to exit these areas, as well as our directional drilling and artificial lift businesses, reflect our returns focused philosophy of intolerance for underperforming businesses or locations and redeploying capital to achieve higher levels of profitability and targeted returns. As a result of this strategy, overall segment profitability increased by focusing on areas with improving customer demand and higher overall pricing for our services. We exited the quarter with high single digit Adjusted EBITDA margins in this segment, despite the losses associated with our artificial lift business. In our rig services business, we experienced improved activity levels in almost all core operating basins, but weather delays mitigated a portion of the revenue and profitability improvement. Weather delays also impacted our fluids management business; however, we improved both revenue and profitability due to improving activity levels and pricing, primarily in West Texas. We expect performance of our Well Support Services businesses to continue to improve due to our strategy of implementing pricing increases and exiting locations and businesses that do not achieve our targeted returns on investment.

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Other Financial Information

Our selling, general and administrative ("SG&A") expense for the first quarter of 2018 was $65.9 million, compared to $68.0 million for the fourth quarter of 2017 and $62.1 million for the first quarter of 2017. The prior quarter included severance costs associated with the divestiture of our Canadian rig services business and integration and transaction costs associated with the O-Tex acquisition, while the first quarter included severance and accelerated stock compensation expense associated with the departure of an executive officer. Excluding these non-routine type costs, Adjusted SG&A(1) as a percentage of revenue decreased from 12.1% to 10.8%, or 130 basis points, due to operating leverage generated from higher revenues.

Depreciation and amortization expense in the first quarter of 2018 was $46.3 million, compared to $39.9 million for the fourth quarter of 2017 and $31.6 million in the first quarter of 2017. The sequential increase was driven by increased capital expenditures associated with equipment placed into service and the integration of O-Tex's asset base for the entire quarter.

Liquidity and Capital Expenditures

As of March 31, 2018, we had a cash balance of $88.0 million and no borrowings drawn on our credit facility, which had borrowing capacity of $178.5 million. As a result, we exited the first quarter with total liquidity of $266.5 million. For the first quarter of 2018, we generated healthy cash flow from operations, even after significant outflows related to prior year activities including a tax settlement related to the legacy Nabors Completion and Production Services business associated with our emergence from the Chapter 11 restructuring.

We are pleased to announce that effective May 1, 2018, we successfully upsized our credit facility providing for up to $400.0 million of borrowing capacity with improved terms, including pricing, in line with market rates. Under the new facility on a proforma basis, we had borrowing capacity of $325.5 million and total liquidity of $413.5 million at quarter end. We do not anticipate needing the extra borrowing capacity in the near term, but this facility provides us with the financial flexibility to execute on our returns focused strategy for years to come.

Capital expenditures totaled $63.0 million during the first quarter of 2018, compared to $58.7 million in the fourth quarter of 2017, and $11.6 million in the first quarter of 2017.

Conference Call Information

We will host a conference call on Thursday, May 3, 2018 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our first quarter 2018 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services' Earnings Call.” Please dial-in ten to fifteen minutes before the scheduled call time to avoid any delays entering the earnings call. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for twelve months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10119172.

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About C&J Energy Services

C&J Energy Services is a leading provider of well construction and intervention, well completion, well support and other complementary oilfield services and technologies to oil and gas exploration and production companies throughout the United States. We are a completions-focused service provider offering a diverse, integrated suite of services across the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumping, cementing, coiled tubing, rig services, fluids management, other completions logistics, and specialty well site support services. We are headquartered in Houston, Texas and operate across all active onshore basins of the continental United States. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact
Daniel E. Jenkins
Vice President – Investor Relations
investors@cjenergy.com
1-713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “once” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our ability to successfully integrate the O-Tex cementing business with our own; our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known

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material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by our customers; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the failure by one or more of our significant customers to amounts when due, or at all; changes in customer requirements in markets or industries we serve; costs, delays, compliance requirements and other difficulties in executing our short-and long-term business plans and growth strategies; the effects of recent or future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so; business growth outpacing the capabilities of our infrastructure; operating hazards inherent in our industry, including the possibility of accidents resulting in personal injury or death, property damage or environmental damage; adverse weather conditions in oil or gas producing regions; the loss of, or interruption or delay in operations by, one or more of our key suppliers; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation; the incurrence of significant costs and liabilities or severe restrictions on our operations or the inability to perform certain operations resulting from a failure to comply, or our compliance with, new or existing regulations; the effect of new or existing regulations, industry and/or commercial conditions on the availability of and costs for raw materials, consumables and equipment; the loss of, or inability to attract, key management personnel; a shortage of qualified workers; damage to or malfunction of equipment; our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan; and our ability to comply with covenants under our new credit facility.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

_________________________

(1)
Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of acquisition-related costs and other non-routine items. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted Net Income (Loss) and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. Adjusted SG&A is defined as selling, general and administrative expenses plus adjustments for certain non-routine items. For a reconciliation of net income (loss) to each of Adjusted Net Income (Loss) and Adjusted EBITDA, as well as a reconciliation of SG&A to Adjusted SG&A, please see the tables at the end of this press release.

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Revenue	$553,000	$491,750	$314,194
Costs and expenses:
Direct costs	418,997	375,896	261,743
Selling, general and administrative expenses	65,935	67,975	62,092
Research and development	1,872	1,424	1,217
Depreciation and amortization	46,343	39,940	31,606
Gain on disposal of assets	(489)	(20,947)	(6,056)
Operating income (loss)	20,342	27,462	(36,408)
Other income (expense):
Interest expense, net	(428)	(251)	(691)
Other income (expense), net	620	(1,220)	1,562
Total other income (expense)	192	(1,471)	871
Income (loss) before income taxes	20,534	25,991	(35,537)
Income tax benefit	(60)	(31,004)	(3,236)
Net income (loss)	$20,594	$56,995	$(32,301)
Net income (loss) per common share:
Basic	$0.31	$0.89	$(0.58)
Diluted	$0.31	$0.88	$(0.58)
Weighted average common shares outstanding:
Basic	67,186	64,234	55,557
Diluted	67,266	64,497	55,557

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,977	$113,887
Accounts receivable, net of allowance of $4,919 at March 31, 2018 and $4,269 at December 31, 2017	391,149	367,906
Inventories, net	83,920	77,793
Prepaid and other current assets	23,169	33,011
Total current assets	586,215	592,597
Property, plant and equipment, net of accumulated depreciation of $178,054 at March 31, 2018 and $133,755 at December 31, 2017	723,780	703,029
Other assets:
Goodwill	147,515	147,515
Intangible assets, net	121,632	123,837
Deferred financing costs, net of accumulated amortization of $754 at March 31, 2018 and $608 at December 31, 2017	3,315	3,379
Other noncurrent assets	23,880	38,500
Total assets	$1,606,337	$1,608,857
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$157,059	$138,624
Payroll and related costs	35,830	52,812
Accrued expenses	49,457	66,547
Other current liabilities	939	867
Total current liabilities	243,285	258,850
Deferred tax liabilities	4,280	3,917
Other long-term liabilities	25,945	24,668
Total liabilities	273,510	287,435
Commitments and contingencies
Stockholders' equity
Common stock, par value of $0.01, 1,000,000,000 shares authorized, 68,433,387 issued and outstanding at March 31, 2018 and 68,546,820 issued and outstanding at December 31, 2017	684	686
Additional paid-in capital	1,303,202	1,298,859
Accumulated other comprehensive loss	(950)	(580)
Retained earnings	29,891	22,457
Total stockholders' equity	1,332,827	1,321,422
Total liabilities and stockholders’ equity	$1,606,337	$1,608,857

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net income (loss)	$20,594	$(32,301)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	46,343	31,606
Provision for doubtful accounts	1,261	576
Equity (earnings) loss from unconsolidated affiliate	(50)	182
Gain on disposal of assets	(489)	(6,056)
Share-based compensation expense	6,526	16,882
Amortization of deferred financing costs	147	153
Changes in operating assets and liabilities:
Accounts receivable	(25,683)	(94,514)
Inventories	(6,184)	(5,006)
Prepaid expenses and other current assets	4,446	5,675
Accounts payable	16,088	8,525
Payroll and related costs and accrued expenses	(31,459)	(594)
Income taxes receivable (payable)	3,637	(2,694)
Other	479	(336)
Net cash provided by (used in) operating activities	35,656	(77,902)
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(63,028)	(11,585)
Proceeds from disposal of property, plant and equipment and non-core service lines	3,641	28,200
Net cash provided by (used in) investing activities	(59,387)	16,615
Cash flows from financing activities:
Financing costs	(82)	(206)
Employee tax withholding on restricted stock vesting	(2,185)	(3,773)
Net cash provided by (used in) financing activities	(2,267)	(3,979)

Effect of exchange rate changes on cash	88	(858)
Net increase (decrease) in cash and cash equivalents	(25,910)	(66,124)
Cash and cash equivalents, beginning of period	113,887	181,242
Cash and cash equivalents, end of period	$87,977	$115,118

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2018		December 31, 2017
Net income	$20,594		$56,995
Adjustments, net of tax:
Executive officer severance and accelerated equity vesting	4,160		—
Other severance and facility closure costs	1,980		—
Acquisition-related and other transaction costs	727		3,423
Income tax benefit associated with the O-Tex acquisition	—		(28,950)
Net gain on sale of Canadian rig services business	—		(11,766)
Adjusted net income	$27,461		$19,702
Per common share:
Net income diluted	$0.31	—	$0.88
Adjusted net income diluted	$0.41		$0.31

Diluted weighted average common shares outstanding	67,266		64,497

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF SG&A TO ADJUSTED SG&A
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017
SG&A	$65,935	$67,975
Acquisition-related and other transaction costs	(727)	(3,423)
Severance, facility closures and other	(3,072)	(3,233)
Restructuring costs	(623)	(1,952)
Share-based compensation expense acceleration	(1,902)	—
Adjusted SG&A	$59,611	$59,367

Revenue	$553,000	$491,750
Adjusted SG&A as a percentage of revenue	10.8%	12.1%

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

Net income (loss)	$20,594	$56,995	$(32,301)
Interest expense, net	428	251	691
Income tax benefit	(60)	(31,004)	(3,236)
Depreciation and amortization	46,343	39,940	31,606
Other (income) expense, net	(620)	1,220	(1,562)
Gain on disposal of assets	(489)	(20,947)	(6,056)
Acquisition-related and other transaction costs	727	3,423	—
Severance, facility closures and other	4,238	5,441	—
Restructuring costs	623	1,952	(216)
Share-based compensation expense acceleration	1,902	—	15,658
Adjusted EBITDA	$73,686	$57,271	$4,584

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2018
	Completion Services	Well Construction and Intervention Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$57,874	$5,456	$(8,650)	$(34,086)	$20,594
Interest expense, net	—	5	18	405	428
Income tax benefit	—	—	—	(60)	(60)
Depreciation and amortization	23,137	9,932	12,342	932	46,343
Other (income) expense, net	(68)	(1)	(202)	(349)	(620)
Gain on disposal of assets	(364)	(30)	(95)	—	(489)
Acquisition-related and other transaction costs	—	639	88	—	727
Severance, facility closures and other	315	—	1,665	2,258	4,238
Restructuring costs	—	—	(59)	682	623
Share-based compensation expense acceleration	—	—	—	1,902	1,902
Adjusted EBITDA	$80,894	$16,001	$5,107	$(28,316)	$73,686

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2017
	Completion Services	Well Construction and Intervention Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$50,503	$29,838	$2,868	$(26,214)	$56,995
Interest expense, net	(1)	—	147	105	251
Income tax benefit	—	(28,950)	—	(2,054)	(31,004)
Depreciation and amortization	21,794	5,256	12,167	723	39,940
Other (income) expense, net	684	(13)	1,551	(1,002)	1,220
Gain on disposal of assets	(423)	(831)	(19,693)	—	(20,947)
Acquisition-related and other transaction costs	—	4,475	—	(1,052)	3,423
Severance, facility closures and other	—	—	5,441	—	5,441
Restructuring costs	14	—	217	1,721	1,952
Adjusted EBITDA	$72,571	$9,775	$2,698	$(27,773)	$57,271

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2017
	Completion Services	Well Construction and Intervention Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$10,321	$(535)	$(6,488)	$(35,599)	$(32,301)
Interest expense, net	155	—	(26)	562	691
Income tax benefit	—	—	—	(3,236)	(3,236)
Depreciation and amortization	15,922	2,689	12,007	988	31,606
Other (income) expense, net	369	—	(1,719)	(212)	(1,562)
(Gain) loss on disposal of assets	(5,098)	(1,117)	36	123	(6,056)
Restructuring costs	36	—	14	(266)	(216)
Share-based compensation expense acceleration	—	—	—	15,658	15,658
Adjusted EBITDA	$21,705	$1,037	$3,824	$(21,982)	$4,584

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